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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use of our reports each dated February 4, 2005, on the financial statements and financial highlights of AIM V.I. Capital Appreciation Fund and AIM V.I. Demographics Trends Fund, each a series of AIM Variable Insurance Funds, in the Registration Statement on Form N-14 of AIM Variable Insurance Funds.





                                               TAIT, WELLER & BAKER LLP

PHILADELPHIA, PENNSYLVANIA
AUGUST 15, 2006